Consent of Independent Registered Public Accounting Firm

The Board of Directors of

XAI Octagon Floating Rate & Alternative Income Term Trust:

We consent to the use of our report dated August 31, 2017, with respect to the financial statement of XAI Octagon Floating Rate & Alternative Income Term Trust, incorporated herein by reference, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

August 31, 2017